Exhibit 99.1

Mission Resources Corporation 1331 Lamar, Suite 1455 Houston, Texas 77010-3039 NEWS RELEASE

Contact:	Ann Kaesermann Vice President – Accounting & Investor Relations, CAO investors@mrcorp.com (713) 495-3100

Mission Resources Reports Fourth-Quarter and Year-End 2003 Results,

Provides 2004 Guidance and Updates Drilling Program

HOUSTON, February 26, 2004 – Mission Resources Corporation (NASDAQ: MSSN) today reported financial and operational results for the fourth quarter and full-year of 2003.

•	Fourth quarter 2003 net loss was $1.5 million and discretionary cash flow was $7.7 million

•	Full-year 2003 net income was $2.4 million and discretionary cash flow was $22.8 million

•	Fourth quarter 2003 average daily production was 63.0 million cubic feet of gas equivalent

“We have made significant progress in 2003 toward achieving the strategic goals we established to revitalize the Company,” said Robert L. Cavnar, Chairman, President and Chief Executive Officer. “We are now beginning to experience the results of our program to strengthen the company by optimizing existing assets, drilling and acquiring production with lower unit operating expense, and focusing on natural gas production. The $15 million debt for equity swap we completed yesterday was one more positive step in the Company’s financial recovery. The full impact of our actions will become more evident in 2004 as we continue to execute our strategy.”

Executing Against Our Objectives:

Highlights of our 2003 accomplishments are as follows:

•	As of year end 2003, Mission reflected a net reduction in long-term debt of $27.6 million, or 12% of total debt outstanding. Greater flexibility was achieved with the establishment of a new revolving credit facility making $12.5 million available for short-term borrowings. In addition, the debt for equity swap completed yesterday further reduces debt $15 million for a total reduction of 19% or $42.8 million.

•	Success in the Company’s asset optimization program with the sale of high-cost oil properties, making available approximately $25 million, which was quickly redeployed into the Permian Basin. With the Jalmat Field’s acquisition on January 30, 2004 for $26.6 million, Mission advanced its goal of focusing on natural gas production and lowering its operating costs, without sacrificing daily production.

•	Mission replaced 100% of 2003 production through reserve extensions and discoveries, and 118% replacement of production from all sources (exclusive of asset sales), with an all-source cost of $1.27 per Mcfe. Included in this figure was an upward reserve revision of 3.6 Bcfe, after a full property review by Mission’s independent engineer, Netherland, Sewell & Associates, Inc.

“A year-ago we established several goals for rejuvenating Mission Resources,” added Cavnar. “Below is a review of those goals and where we stand today regarding these objectives.”

•	Improve Mission’s Financial Flexibility. Our long-term goal is to reduce Mission’s total debt to capitalization to 50%. At year end 2003, total debt to capital was approximately 72.5% compared to 77.5% at year end 2002. We expect the debt to equity swap completed yesterday will reduce our total debt to capitalization to approximately 67%.

•	Natural Gas Focused. We are committed to changing Mission’s asset mix to 70% natural gas, focusing longer term on our core areas of the Permian Basin, Gulf Coast and South Texas. Including Jalmat Field, our current production mix is 58% natural gas compared to 43% for 2002.

•	Reduce Operating Expense. Our aim is to continue to reduce unit lease operating expense. While unit lease operating expenses (“LOE”) for full year 2003 increased 9.2% to $1.43 per Mcfe from full year 2002, unit LOE in the fourth quarter 2003 declined to $1.24 per Mcfe, and is expected to average between $1.15-$1.25 per Mcfe for 2004.

•	Execute a Disciplined and Thoroughly Evaluated Drilling and Development Program. We drilled three successful exploratory and 39 successful developmental wells for a combined 88% success rate.

“While we have made significant strides in the last 12 to 18 months, much is left to do, and this management team is committed to making 2004 even more successful than 2003,” added Cavnar.

Fourth Quarter 2003 Results:

Net Loss: Net loss for the three months ended December 31, 2003 was $1.5 million, or $0.06 per diluted share compared to a net loss of $20.7 million, or $0.88 per diluted share for the three months ended December 31, 2002. The significant improvement in reported fourth quarter results was primarily due to a $16.7 million ($10.9 million after tax) non-cash impairment expense incurred in the fourth quarter of 2002 and a $2.9 million or 29% year-over-year decline in LOE during the fourth quarter.

Discretionary Cash Flow and Earnings before Interest, Taxes and Non-Cash Items: Fourth quarter 2003 discretionary cash flow increased 35% to $7.7 million, versus fourth quarter of 2002 discretionary cash flow of $5.7 million. Similarly, earnings before interest, taxes depreciation and other items (“adjusted EBITDA”) for the fourth quarter of 2003 increased 21% to $13.6 million compared to adjusted EBITDA of $11.2 million in the fourth quarter of 2002. See the attached schedule for reconciliation of net cash provided by operating activities to discretionary cash flow and of net income to adjusted EBITDA.

Production: Total production in the fourth quarter of 2003 was 3,021 million cubic feet (“Mmcf”) of natural gas and 463,000 barrels (“bbl”) of oil, or 5,799 million cubic feet of gas equivalent (“Mmcfe”), compared to 2,917 Mmcf of gas and 697,000 bbls of oil, or 7,099 Mmcfe in the fourth quarter of 2002. Average daily production for the fourth quarter of 2003 declined 18.4% to 63.0 million cubic feet of gas equivalent per day (“Mmcfe/d”) from 77.2 Mmcfe/d for the fourth quarter of 2002 due to asset sales, and remained effectively even with production rates in the third quarter of 2003.

Expenses: Total lease operating expenses for the fourth quarter declined significantly from fourth quarter 2002 levels due primarily to the success of the Company’s asset optimization program, and the sale of high-cost properties such as the East Texas, East Cameron Block 17 and Raccoon Bend fields. On a unit basis, LOE for the quarter declined 12.7% to $1.24 per Mcfe from $1.42 per Mcfe in the fourth quarter of the prior year, and notably declined from $1.44 per Mcfe for the third quarter of 2003. As a result of these asset sales, however, non-cash DD&A rates have also experienced upward pressure, rising 13.3% to $1.79 per Mcfe for the fourth quarter 2003 compared to $1.58 per Mcfe for the fourth quarter of 2002.

2003 Full-Year Results:

Net Income/Loss: Net income for the year ended December 31, 2003 was $2.4 million, or $0.10 per diluted share, compared to a net loss of $38.5 million, or $1.63 per diluted share for the year ended December 31, 2002. The significant improvement in full year results was due in part to a $23.5 million ($15.3 million after tax) non-cash gain related to the early extinguishment of debt in March and December of 2003, a $16.7 million ($10.9 million after tax) non-cash impairment expense incurred in the fourth quarter of 2002 and a $10.5 million or 24% year-over-year decline in LOE.

Discretionary Cash Flow and Adjusted EBITDA: 2003 discretionary cash flow declined slightly to $22.8 million from 2002 discretionary cash flow of $23.5 million. Adjusted EBITDA for 2003 was $47.0 million compared to adjusted EBITDA of $49.1 million in 2002. See the attached schedule for reconciliation of net cash provided by operating activities to discretionary cash flow and of net income to adjusted EBITDA.

Production: Total production in the year of 2003 was 10,314 Mmcfe of gas and 2.1 million bbls of oil, or 22,902 Mmcfe of gas compared to 14,120 Mmcfe of gas and 3.2 million bbls of oil, or 33,062 Mmcfe of gas in 2002. Average daily production rates for 2003 declined 30.8% to 62.7 Mmcfe/d from 90.6 Mmcfe/d for 2002.

The properties sold in late 2002 plus the additional sales in the fourth quarter of 2003 caused the oil and gas production declines. Gas production increases from drilling, recompletions and workovers done at South Marsh Island, North Leroy and West Lake Verret have partially offset the production declines. Because these projects were completed in late 2003, their impact on the full-year results is small, but production volumes are expected to benefit from these projects in 2004.

Drilling Program:

Capital Expenditures: In 2003, Mission’s capital expenditures totaled $35.4 million, approximately 60% higher than 2002 levels due to our success in improving our financial flexibility. 2003 expenditures were broken down as follows: $24.3 million for development, $4.3 million for exploration, $5.8 million for seismic data, land and related items and $1.0 million for corporate assets. Going forward, Mission’s capital budget for 2004 totals approximately $32.0 million to $34.0 million: 60% for development, 20% for exploration, and 20% for seismic data, land and corporate assets.

Drilling Update:

•	The Company has completed its JL&S #147 well in West Lake Verret, St. Martin Parish, Louisiana flowing 322 bbls of oil per day with 110 thousand cubic feet per day (“Mcf/d”) or 2,042 Mcfe per day. The well was drilled to a total depth of 8,142 feet and found 26 feet of pay in the “Q” Sand, 16 feet of pay in the N3 Sand and 5 feet of pay in the “O” sand. Mission holds a 100% working interest in this well.

•	In the federal offshore Gulf of Mexico, Hunt Petroleum completed the South Marsh Island Block 142 #C-5 ST BP01 well for a combined rate of 5.4 Mmcf/d with 67 bbls of condensate per day from 65 feet of pay in the Upper and Lower 6400 feet Sand. The well also found 27 feet of pay in the CP 13 Sand and 15 feet of pay in the 5700 feet Sand; these zones will be completed at a later date. Mission owns a 31% working interest in this field.

•	Mission participated in the Barry #1, a 16,033 foot test of the Lower Wilcox in De Witt County, Texas. Production casing has been set to total depth and completion work is scheduled to begin in mid-March. Mudlog shows and log analysis indicate approximately 180 feet of gas bearing sandstones in five intervals within the objective section of the Wilcox. The Company anticipates an initial gross rate of from 5 to 10 Mmcf/d upon completion and Mission Resources holds a 25% working interest in this well.

•	Mission also participated in the American Shoreline Glasscock #A-2, a 12,500 foot test of the Lower Wilcox drilled in Colorado County, Texas. Early indicators while drilling and log analysis confirm the presence of gas bearing zones. Plans are to set production casing to total depth and test the well through casing. The Company participated in this exploratory well with a 40% working interest and will operate production and additional drilling operations in the participating area.

Outlook for Full Year 2004:

Guidance on performance for the first quarter and full year of 2004 is as follows:

	First Quarter 2004	Full-Year 2004
Estimated Daily Production	Daily Average	Daily Average
Crude Oil (Barrels)	4,200 – 4,400	4,300 – 4,600
Natural Gas (Mmcf)	34 - 38	35 - 40
Total (Mmcfe)	60 - 64	62 - 66

Operating expenses	Per Mcfe	Per Mcfe
Lease operating expense	$1.25 - $1.35	$1.15 - $1.25
Taxes other than income	$0.38 - $0.43	$0.35 - $0.40
Depreciation, depletion and amortization	$1.85 - $1.95	$1.85 - $1.95
General and administrative	$0.45 - $0.50	$0.45 - $0.50
Cash interest expense *	$5.5 - $6.0 million	$21 – $23 million
Federal income tax rate	35%, all deferred	35%, all deferred

*	Excludes non-cash interest expense of approximately $700,000 and $2.8 million for the first quarter of 2004 and the full-year 2004, respectively.

Current Hedging Program: Mission maintains an active hedging program as an important element of its risk-mitigation strategy. As such, the Company intends to continue to hedge a significant portion of its production going forward primarily utilizing no-cost collars, with a general target of hedging up to 75% of rolling 12 months forward proved developed production and 50% of rolling 12 to 24 months forward proved developed production. Since February 2, 2004, when the Company last provided an update on its hedging program, it has entered into two additional hedges. For the twelve months of 2005, the Company added a gas collar for 1,000 mmbtu per day with an average floor price of $4.56 and average ceiling price of $5.64, and an oil collar for 1,500 bbls per day with an average floor price of $26.33 and average ceiling price of $28.36. See the attached schedule for a detailed list of all current hedges.

Conference Call Information: Mission will hold its quarterly conference call to discuss fourth quarter and full year 2003 results on Thursday, February 26, 2004 at 10:00 a.m. Central Time. To participate, dial 877- 894-9681 a few minutes before the call begins. Please reference Mission Resources, conference ID 5542591. The call will also be broadcast live over the Internet from our website at www.mrcorp.com. A replay of the conference call will be available approximately two hours after the end of the call until Friday, March 12, 2004. To access the replay, dial (800) 642-1687 and reference conference ID 5542591. In addition, the call will also be archived on the Company’s website for 30 days.

About Mission Resources: Mission Resources Corporation is a Houston-based independent exploration and production company that acquires, develops and produces crude oil and natural gas in the Permian Basin of West Texas, along the Texas and Louisiana Gulf Coast and in the Gulf of Mexico.

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the Securities and Exchange Commission. Mission undertakes no duty to update or revise these forward-looking statements.

- Tables to Follow -

MISSION RESOURCES

STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
REVENUES:
Oil revenues	$11,572	$16,057	$52,914	$69,926
Gas revenues	13,539	10,726	46,443	42,953
Gain on extinguishment of debt	1,101	—	23,476	—
Interest and other income (expense)	249	544	1,141	(7,415)

	26,461	27,327	123,974	105,464

COSTS AND EXPENSES:
Lease operating expense	7,165	10,104	32,728	43,222
Taxes other than income	1,300	2,152	8,251	9,246
Transportation costs	27	623	349	834
Asset retirement obligation accretion expense	225	—	1,263	—
(Gain) loss on asset sales	—	(74)	—	2,645
Depreciation, depletion and amortization	10,538	11,374	38,501	43,291
Impairment expense	—	16,679	—	16,679
General and administrative expenses	2,843	2,740	10,856	12,758
Interest expense	6,537	6,433	25,565	26,853

	28,635	50,031	117,513	155,528

INCOME (LOSS) BEFORE TAXES AND CHANGE IN ACCTG METHOD	(2,174)	(22,704)	6,461	(50,064)
Income tax expense (benefit)
Current	1	(734)	276	(734)
Deferred	(672)	(1,270)	2,082	(10,846)

	(671)	(2,004)	2,358	(11,580)

INCOME (LOSS) BEFORE CHANGE IN ACCOUNTING METHOD	$(1,503)	$(20,700)	$4,103	$(38,484)

Cumulative effect of a change in accounting method, net of deferred tax	—	—	(1,736)	—

NET INCOME (LOSS)	$(1,503)	$(20,700)	$2,367	$(38,484)

Earnings (loss) per share before change in acctg method	$(0.06)	$(0.88)	$0.17	$(1.63)
Earnings (loss) per share before change in acctg method - diluted (1)	$(0.06)	$(0.88)	$0.17	$(1.63)
Earnings (loss) per share	$(0.06)	$(0.88)	$0.10	$(1.63)
Earnings (loss) per share - diluted (1)	$(0.06)	$(0.88)	$0.10	$(1.63)

Weighted avg. common shares outstanding	24,251	23,586	23,696	23,586
Weighted avg. common shares outstanding - diluted	24,251	23,586	24,737	23,586

Discretionary cash flow (2)	$7,727	$5,705	$22,785	$23,536

Adjusted EBITDA (3)	$13,641	$11,240	$46,986	$49,109

(1)	Due to a potential antidilutive effect in loss periods, weighted average common shares outstanding were used for periods with a loss.
(2)	Discretionary cash flows consists of net income excluding non-cash items. Non-cash items include depreciation, depletion and amortization, compensation expense related to stock options, gain (loss) due to hedge ineffectiveness (FAS 133), gain (loss) on interest rate swap, amortization of debt issue costs, amortization of bond premium, gain on extinguishment of debt, asset retirement accretion expense, receivable write-offs, loss on asset sales, cumulative effect of a change in accounting method impairment expense, loss on asset retirement obligation settlement, equity interest in earnings of White Shoal Pipeline and deferred taxes.
(3)	Earnings before interest, taxes and non-cash items consist of earnings before interest expense, taxes, and non-cash items detailed in footnote (2).

MISSION RESOURCES

SUMMARY OPERATING INFORMATION

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
AVERAGE SALES PRICE, INCLUDING THE EFFECT OF HEDGES:
Oil and condensate ($/Bbl)	$24.99	$23.04	$25.22	$22.15
Gas ($/Mcf)	$4.48	$3.68	$4.50	$3.04
Equivalent ($/Boe)	$25.97	$22.64	$26.03	$20.49
Equivalent ($/Mcfe)	$4.33	$3.77	$4.34	$3.41

AVERAGE SALES PRICE, EXCLUDING THE EFFECT OF HEDGES:
Oil and condensate ($/Bbl)	$30.27	$24.77	$29.69	$22.66
Gas ($/Mcf)	$4.52	$3.68	$5.12	$2.95
Equivalent ($/Boe)	$28.63	$23.66	$30.16	$20.55
Equivalent ($/Mcfe)	$4.77	$3.94	$5.03	$3.42

AVERAGE DAILY PRODUCTION:
Oil and condensate (Bbls)	5,033	7,576	5,748	8,649
Gas (Mcf)	32,837	31,707	28,258	38,685
Equivalent (Boe)	10,506	12,861	10,458	15,097
Equivalent (Mcfe)	63,035	77,163	62,746	90,579

TOTAL PRODUCTION:
Oil and condensate (MBbls)	463	697	2,098	3,157
Gas (MMcf)	3,021	2,917	10,314	14,120
Equivalent (MBoe)	967	1,183	3,817	5,510
Equivalent (MMcfe)	5,799	7,099	22,902	33,062

OPERATING COSTS PER MCFE:
Lease operating expense	$1.24	$1.42	$1.43	$1.31
Taxes other than income	$0.22	$0.30	$0.36	$0.28
General and administrative expenses	$0.49	$0.39	$0.47	$0.39
Depreciation, depletion, and amortization (1)	$1.79	$1.58	$1.65	$1.29

(1)	Depreciation of furniture and fixtures and amortization of intangibles is excluded.

MISSION RESOURCES

CONDENSED BALANCE SHEETS

(Amounts in thousands)

	December 31, 2003	December 31, 2002
ASSETS:
Current assets	$44,378	$32,426
Property, plant and equipment, net	302,128	300,719
Leasehold, furniture and equipment, net	2,340	2,096
Other assets	5,404	7,163

	$354,250	$342,404

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$31,177	$31,474
Term loan facility	80,000	—
Senior subordinated notes due 2007	117,426	225,000
Unamortized premium on senior subordinated notes	1,070	1,431
Deferred tax liability	17,270	16,946
Other long-term liabilities, excluding current portion	210	2,176
Asset retirement obligation, excluding current portion	32,157	—
Stockholders’ equity	80,647	69,572
Other comprehensive income (loss), net of taxes	(5,707)	(4,195)

	$354,250	$342,404

MISSION RESOURCES

CONDENSED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	Twelve Months Ended December 31,
	2003	2002
OPERATING ACTIVITIES:
Net income (loss)	$2,367	$(38,484)
Adjustments to reconcile net income (loss) to net cash provided by operating activities	20,494	59,375
Net changes in operating assets and liabilities	(3,972)	(13,669)

Net cash provided by operating activities	18,889	7,222

INVESTING ACTIVITIES:
Acquisition of oil and gas properties	(1,570)	(850)
Capital expenditures	(32,893)	(20,589)
Leasehold, furniture and equipment	(930)	(198)
Proceeds from sales of properties	28,090	60,396
Proceeds on disposal of non-operating assets	850	—

Net cash (used in) provided by investing activities	(6,453)	38,759

FINANCING ACTIVITIES:
Proceeds from borrowings	80,000	21,000
Repurchase of notes	(71,700)	—
Payments of long term debt	—	(56,000)
Proceeds from stock options	4	—
Credit facility costs	(4,976)	(237)
Restricted cash held for investments	(24,877)	—

Net cash provided by (used in) financing activities	(21,549)	(35,237)

Net increase in cash and cash equivalents	(9,113)	10,744
Cash and cash equivalents at beginning of period	11,347	603

Cash and cash equivalents at end of period	$2,234	$11,347

MISSION RESOURCES

NON-GAAP DISCLOSURE RECONCILIATION

(Amounts in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
NET CASH PROVIDED BY OPERATING ACTIVITIES	$(2,111)	$(5,265)	$18,889	$7,222
Change in assets and liabilities	9,914	11,044	3,972	13,669
Loss on disposal of non-operating assets	(76)	—	(76)	—
Loss on asset sales	—	(74)	—	2,645

DISCRETIONARY CASH FLOW *	$7,727	$5,705	$22,785	$23,536

NET INCOME (LOSS)	$(1,503)	$(20,700)	$2,367	$(38,484)
Interest expense (1)	5,913	6,269	23,925	26,307
Gain on interest rate swap (1)	—	(681)	(520)	(2,248)
Amort. of deferred financing costs and bond prem. (1)	624	845	2,160	2,794
Income tax expense (benefit)	(671)	(2,004)	2,358	(11,580)
Depreciation, depletion and amortization	10,538	11,374	38,501	43,291
Impairment expense	—	16,679	—	16,679
Gain on extinguishment of debt	(1,101)	—	(23,476)	—
Loss on asset retirement obligation settlement	18	—	18	—
Earnings - White Shoal Pipeline (3)	(20)	—	(361)	—
Cumulative effect of a chg. in acct. method, net of tax	—	—	1,736	—
Asset retirement accretion expense	225	—	1,263	—
Receivable write-offs (3)	—	(210)	—	553
Loss on asset sales	—	(74)	—	2,645
Amortization of stock options (2)	—	—	—	102
Loss (gain) due to hedge ineffectiveness (3)	(382)	(258)	(985)	9,050

ADJUSTED EBITDA *	$13,641	$11,240	$46,986	$49,109

NET INCOME (LOSS)	$(1,503)	$(20,700)	$2,367	$(38,484)
Gain on extinguishment of debt, net of tax	(716)	—	(15,259)	—
Cumulative effect of a chg. in acct. method, net of tax	—	—	1,736	—

NET LOSS BEFORE GAIN AND CUMULATIVE CHANGE **	$(2,219)	$(20,700)	$(11,156)	$(38,484)

(1)	Included in interest expense
(2)	Included in general and administrative expenses
(3)	Included in interest and other income (expense)
*	NOTE - Management believes that earnings before interest, taxes and non-cash items and discretionary cash flow are relevant and useful information, which are commonly used by analysts, investors and other interested parties in the oil and gas industry. Accordingly, we are disclosing this information to permit a more comprehensive analysis of our operating performance and liquidity, and as an additional measure of Mission’s ability to meet its future requirements for debt service, capital expenditures and working capital. Earnings before interest, taxes and non-cash items and discretionary cash flow should not be considered in isolation or as a substitute for net income, cash flow provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles (“GAAP”) or as a measure of our profitability or liquidity. Earnings before interest, taxes and non-cash items and discretionary cash flow exclude components that are significant in understanding and assessing our results of operations and cash flows. In addition, earnings before interest, taxes and non-cash items and discretionary cash flow are not terms defined by GAAP and, as a result, our measures of earnings before interest, taxes and non-cash items and discretionary cash flow might not be comparable to similarly titled measures used by other companies.
**	NOTE - Management believes net loss before gain on extinguishment of debt and cumulative effect of a change in accounting method is relevant and useful information. We believe it gives a clearer picture of the Company’s performance excluding material non-recurring transactions. Accordingly, we are disclosing this information to permit amore comprehensive analysis of our operating performance. Net loss before gain on extinguishment of debt and cumulative effect of a change in accounting method should not be considered in isolation or as a substitute for net income prepared in accordance with GAAP.

OIL	GAS
First Quarter 2004	First Quarter 2004
2,500 bbl a day in a swap of $25.24	5,000 mmbtu a day in a collar of $3.90 to $5.25
1,000 bbl a day in a collar of $28.00 to $30.42	5,000 mmbtu a day in a collar of $6.00 to $7.02
3,000 mmbtu a day in a collar of $4.50 to $5.61
2,000 mmbtu a day in a collar of $4.50 to $6.70

Second Quarter 2004	Second Quarter 2004
2,500 bbl a day in a swap of $24.67	5,000 mmbtu a day in a collar of $3.70 to $4.08
5,000 mmbtu a day in a collar of $5.00 to $6.01
2,000 mmbtu a day in a collar of $4.50 to $5.10
2,000 mmbtu a day in a collar of $4.75 to $5.34

Third Quarter 2004	Third Quarter 2004
2,500 bbl a day in a swap of $24.30	5,000 mmbtu a day in a collar of $3.70 to $4.04
5,000 mmbtu a day in a collar of $5.00 to $5.75
2,000 mmbtu a day in a collar of $4.50 to $5.10
2,000 mmbtu a day in a collar of $4.75 to $5.35

Fourth Quarter 2004	Fourth Quarter 2004
2,500 bbl a day in a swap of $23.97	5,000 mmbtu a day in a collar of $3.85 to $4.23
5,000 mmbtu a day in a collar of $5.00 to $6.10
2,000 mmbtu a day in a collar of $4.50 to $5.45
2,000 mmbtu a day in a collar of $4.75 to $5.90

First Quarter 2005	First Quarter 2005
1,000 bbl a day in a collar of $26.50 to $29.51	1,000 mmbtu a day in a collar of $4.25 to $6.32
500 bbl a day in a collar of $27.50 to $29.25	1,000 mmbtu a day in a collar of $4.75 to $6.60

Second Quarter 2005	Second Quarter 2005
1,000 bbl a day in a collar of $26.00 to $28.86	1,000 mmbtu a day in a collar of $4.25 to $4.92
500 bbl a day in a collar of $27.00 to $28.65	1,000 mmbtu a day in a collar of $4.50 to $5.15

Third Quarter 2005	Third Quarter 2005
1,000 bbl a day in a collar of $26.00 to $27.81	1,000 mmbtu a day in a collar of $4.25 to $4.72
500 bbl a day in a collar of $26.50 to $28.08	1,000 mmbtu a day in a collar of $4.50 to $5.19

Fourth Quarter 2005	Fourth Quarter 2005
1,000 bbl a day in a collar of $26.00 to $27.09	1,000 mmbtu a day in a collar of $4.25 to $5.14
500 bbl a day in a collar of $26.00 to $27.80	1,000 mmbtu a day in a collar of $4.50 to $5.62